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                                                                     Exhibit 4.2

                               Escrow Agreement

                                (General Form)

          THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time by mutual agreement of the parties and including any and all written instructions given to "Escrow Agent" (hereinafter defined) pursuant hereto, this "Escrow Agreement") is made and entered into as of June 6, 2000 by and among American TeleSource International, Inc., a Delaware corporation ("Party A"), COMSAT Mexico, S.A. de C.V., a Mexican corporation ("Party B", and together with Party A, sometimes referred to collectively as the "Other Parties"), and CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, a national banking association with its principal offices in Houston, Harris County, Texas (the "Bank").

                             W I T N E S S E T H :

                                   RECITALS

          WHEREAS, Party B desires to sell 266,321 shares of Grupo Intelcom de Mexico, S.A. de C.V. (the "Shares") to Party A, and Party A desires to purchase the Shares from Party B in accordance with the terms and conditions set forth in that Agreement for the Sale and Purchase of Part of the Issued Share Capital of Grupo Intelcom de Mexico, S.A. de C.V. dated effective June 6, 2000;

          WHEREAS, Party A and Party B wish the Shares and a portion of the purchase price for the shares to be held in escrow pending the resolution of certain contingencies.

          Whereas, Party A and Party B have requested Bank to act in the capacity of escrow agent under this Escrow Agreement, and Bank, subject to the terms and conditions hereof, has agreed to do so.

          Now, Therefore, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

          1. Appointment of Escrow Agent. Each of Party A and Party B hereby appoints the Bank as the escrow agent under this Escrow Agreement (the Bank in such capacity, the "Escrow Agent"), and Escrow Agent hereby accepts such appointment.

         2. Deposit. Upon execution of this Escrow Agreement, Party A will deliver to the Escrow Agent the sum of Seventy Five Thousand U.S. Dollars ($75,000.00) (as said amount may increase or decrease as a result of the investment and reinvestment thereof, the "Deposit"), and Party B will deliver to the Escrow Agent duly executed transfers of the Shares (the "Share Transfer Evidence") to be held by Escrow Agent in accordance with the terms hereof. Subject to and in accordance with the terms and conditions hereof, Escrow Agent agrees that it shall receive, hold in escrow, invest and reinvest and release or distribute the Deposit. It is hereby expressly stipulated and agreed that all interest and other earnings on the Deposit shall become a part of the Deposit for all purposes. The parties agree that Party A will determine if the Share Transfer Evidence is acceptable to Party A prior to deposit of the Share Transfer Evidence with the Bank, and that Bank

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shall have no responsibility whatsoever to determine if the Share Transfer
Evidence is valid, sufficient, or otherwise acceptable.

          3. Investment of the Deposit. Escrow Agent shall invest and reinvest the Deposit in the United States Treasury Bills with a maturity of thirty days or less unless otherwise instructed in writing by Party B. Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and shall also include the name of the broker-dealer, if any, which Party B directs the Escrow Agent to use in respect of such investment, any particular settlement procedures required, if any (which settlement procedures shall be consistent with industry standards and practices), and such other information as Escrow Agent may require. Escrow Agent shall not be liable for failure to invest or reinvest funds absent sufficient written direction. Unless Escrow Agent is otherwise directed in such written instructions, Escrow Agent may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with Escrow Agent or any of its affiliates. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. It is expressly agreed and understood by the parties hereto that Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Escrow Agreement.

          Receipt, investment and reinvestment of the Deposit shall be confirmed by Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by Party B to Escrow Agent within 30 calendar days after receipt thereof. Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said 30-day period shall conclusively be deemed confirmation of such account statement in its entirety. For purposes of this paragraph, (a) each account statement shall be deemed to have been received by the party to whom directed on the earlier to occur of (i) actual receipt thereof and (ii) three "Business Days" (hereinafter defined) after the deposit thereof in the United States Mail, postage prepaid and (b) the term "Business Day" shall mean any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized to close in Houston, Texas.

          4. Disbursement of Deposit. Escrow Agent is hereby authorized to make disbursements of the Deposit only as follows:

                    (a) the Escrow Agent receives a Release of Escrow attached as Exhibit A executed by each of Party A and Party B, in which case
             ---------
          the Escrow Agent shall deliver the Share Transfer Evidence to Party A via overnight mail to the address provided in Section 13, below, and shall disburse the Deposit to Party B as directed in writing by Party B;

                    (b) the Escrow Agent receives after the Escrow Termination Date, as defined below, the Termination of Escrow attached as Exhibit
                                                                        -------
          B, executed by either of Party A or Party B, in which case the Escrow
          -
          Agent shall deliver the Share Transfer Evidence to Party B to the address provided in Section 13, below, and the Deposit to Party A as directed in writing by Party A; The "Escrow Termination Date" shall be September 30, 2000 or such later date specified by the parties in a joint instruction to the Escrow Agent in form and substance satisfactory to Escrow Agent.

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                    (c)  As permitted by this Escrow Agreement, to Escrow Agent;
          and

                    (d) Into the registry of the court in accordance with Sections 8 or 15 hereof.

          5. Tax Matters. Party A and Party B shall provide Escrow Agent with its taxpayer identification number documented by an appropriate Form W 8 or Form W 9 upon execution of this Escrow Agreement. Failure so to provide such forms may prevent or delay disbursements from the Deposit and may also result in the assessment of a penalty and Escrow Agent's being required to withhold tax on any interest or other income earned on the Deposit. Any payments of income shall be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable.

          6. Scope of Undertaking. Escrow Agent's duties and responsibilities in connection with this Escrow Agreement shall be purely ministerial and shall be limited to those expressly set forth in this Escrow Agreement. Escrow Agent is not a principal, participant or beneficiary in any transaction underlying this Escrow Agreement and shall have no duty to inquire beyond the terms and provisions hereof. Escrow Agent shall have no responsibility or obligation of any kind in connection with this Escrow Agreement or the Deposit and shall not be required to deliver the Deposit or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than to receive, hold, invest, reinvest and deliver the Deposit as herein provided. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the parties hereto that Escrow Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility and, accordingly, shall have no duty to, or liability for its failure to, provide investment recommendations or investment advice to the Other Parties or either of them. Escrow Agent shall not be liable for any error in judgment, any act or omission, any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, except for, subject to
Section 7 hereinbelow, its own willful misconduct or gross negligence. It is the intention of the parties hereto that Escrow Agent shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

          7. Reliance; Liability. Escrow Agent may rely on, and shall not be liable for acting or refraining from acting in accordance with, any written notice, instruction or request or other paper furnished to it hereunder or pursuant hereto and believed by it to have been signed or presented by the proper party or parties. Escrow Agent shall be responsible for holding, investing, reinvesting and disbursing the Deposit pursuant to this Escrow Agreement; provided, however, that in no event shall Escrow Agent be liable for any lost profits, lost savings or other special, exemplary, consequential or incidental damages in excess of Escrow Agent's fee hereunder and provided, further, that Escrow Agent shall have no liability for any loss arising from any cause beyond its control, including, but not limited to, the following: (a) acts of God, force majeure, including, without limitation, war (whether or not declared or existing), revolution, insurrection, riot, civil commotion, accident, fire, explosion, stoppage of labor, strikes and other differences with employees; (b) the act, failure or neglect of any Other Party or any agent or correspondent or any other person selected by Escrow Agent; (c) any delay, error, omission or default of any mail, courier, telegraph, cable or wireless agency or operator; or (d) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part hereof or for the transaction or transactions requiring or underlying the execution of this Escrow Agreement, the form or execution

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hereof or for the identity or authority of any person executing this Escrow
Agreement or any part hereof or depositing the Deposit.

          8. Right of Interpleader. Should any controversy arise involving the parties hereto or any of them or any other person, firm or entity with respect to this Escrow Agreement or the Deposit, or should a substitute escrow agent fail to be designated as provided in Section 15 hereof, or if Escrow Agent should be in doubt as to what action to take, Escrow Agent shall have the right, but not the obligation, either to (a) withhold delivery of the Deposit until the controversy is resolved, the conflicting demands are withdrawn or its doubt is resolved or (b) institute a petition for interpleader in any court of competent jurisdiction to determine the rights of the parties hereto. In the event Escrow Agent is a party to any dispute, Escrow Agent shall have the additional right to refer such controversy to binding arbitration. Should a petition for interpleader be instituted, or should Escrow Agent be threatened with litigation or become involved in litigation or binding arbitration in any manner whatsoever in connection with this Escrow Agreement or the Deposit, the Other Parties hereby jointly and severally agree to reimburse Escrow Agent for its attorneys' fees and any and all other expenses, losses, costs and damages incurred by Escrow Agent in connection with or resulting from such threatened or actual litigation or arbitration prior to any disbursement hereunder.

          9. Indemnification. The Other Parties hereby jointly and severally indemnify Escrow Agent, its officers, directors, partners, employees and agents (each herein called an "Indemnified Party") against, and hold each Indemnified Party harmless from, any and all expenses, including, without limitation, attorneys' fees and court costs, losses, costs, damages and claims, including, but not limited to, costs of investigation, litigation and arbitration, tax liability and loss on investments suffered or incurred by any Indemnified Party in connection with or arising from or out of this Escrow Agreement, except such acts or omissions as may result from the willful misconduct or gross negligence of such Indemnified Party. IT IS THE EXPRESS INTENT OF EACH OF PARTY A AND PARTY B TO INDEMNIFY EACH OF THE INDEMNIFIED PARTIES FOR, AND HOLD THEM HARMLESS AGAINST, THEIR OWN NEGLIGENT ACTS OR OMISSIONS.

          10. Compensation and Reimbursement of Expenses. Party A hereby agrees to pay Escrow Agent for its services hereunder in accordance with Escrow Agent's fee schedule as in effect from time to time and to pay all expenses incurred by Escrow Agent in connection with the performance of its duties and enforcement of its rights hereunder and otherwise in connection with the preparation, operation, administration and enforcement of this Escrow Agreement, including, without limitation, attorneys' fees, brokerage costs and related expenses incurred by Escrow Agent.

          11. Lien. Party A hereby grants to Escrow Agent a lien upon, and security interest in, all its right, title and interest in and to all of the Share Transfer Evidence as security for the payment and performance of its obligations owing to Escrow Agent hereunder, including, without limitation, its obligations of payment, indemnity and reimbursement provided for hereunder, which lien and security interest may be enforced by Escrow Agent without notice by charging and setting-off and paying from, the Deposit any and all amounts then owing to it pursuant to this Escrow Agreement or by appropriate foreclosure proceedings.

          12. Funds Transfer. In the event funds transfer instructions are given (other than in writing at the time of execution of the Agreement), whether in writing, by telefax, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or person designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and

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telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

          It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify
(i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank, designated.

          13. Notices. Any notice or other communication required or permitted to be given under this Escrow Agreement by any party hereto to any other party hereto shall be considered as properly given if in writing and (a) delivered against receipt therefor, (b) mailed by registered or certified mail, return receipt requested and postage prepaid or (c) sent by telefax machine, in each case to the address or telefax number, as the case may be, set forth below:

          If to Escrow Agent:
                            Chase Bank of Texas, National Association
                            600 Travis Street, Suite 1150
                            Houston, TX 77002
                            Attn: May Ng
                            CMFS/Escrow Section
                            Telefax No.:  (713)  216-6467
                            Telephone No.: (713) 216-6927

          If to Party A:    American TeleSource International, Inc.
                            12500 Network Blvd., Suite 407
                            San Antonio, Texas 78249
                            Attn:  Arthur L. Smith
                            Telefax:  (210)558-6095
                            Telephone: (210) 558-6090

         If to Party B:     COMSAT Mexico, S.A. de C.V.
                            Ave. Renato Leduc No. 321
                            Col. Toriello Guerra 14050
                            Mexico, D.F.
                            Attention:  Alfonso Torres Roqueni
                            Telefax: (525) 528-2321
                            Telephone:  (525) 528-2100

         with a copy to:    Office of the General Counsel
                            COMSAT International, Inc.
                            6560 Rock Spring Drive
                            Bethesda, Maryland  20817
                            Telefax: (301)214-7128
                            Telephone: (301)214-3611

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Except to the extent otherwise provided in the second paragraph of Section 3 hereinabove, delivery of any communication given in accordance herewith shall be effective only upon actual receipt thereof by the party or parties to whom such communication is directed. Any party to this Escrow Agreement may change the address to which communications hereunder are to be directed by giving written notice to the other party or parties hereto in the manner provided in this section.

          14. Consultation with Legal Counsel. Escrow Agent may consult with its counsel or other counsel satisfactory to it concerning any question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any action taken, suffered or omitted by it in good faith upon the advice of such counsel.

          15. Choice of Laws; Cumulative Rights. This Escrow Agreement shall be construed under, and governed by, the laws of the State of Texas, excluding, however, (a) its choice of law rules and (b) the portions of the Texas Trust Code Sec. 111.001, et seq. of the Texas Property Code concerning fiduciary duties and liabilities of trustees. All of Escrow Agent's rights hereunder are cumulative of any other rights it may have at law, in equity or otherwise. The parties hereto agree that the forum for resolution of any dispute arising under this Escrow Agreement shall be Harris County, Texas, and each of the Other Parties hereby consents, and submits itself, to the jurisdiction of any state or federal court sitting in Harris County, Texas.

          16. Resignation. Escrow Agent may resign hereunder upon ten (10) days' prior notice to the Other Parties. Upon the effective date of such resignation, Escrow Agent shall deliver the Deposit to any substitute escrow agent designated by Party A and Party B in writing. If Party A and Party B fail to designate a substitute escrow agent within ten (10) days after the giving of such notice, Escrow Agent may institute a petition for interpleader. Escrow Agent's sole responsibility after such 10-day notice period expires shall be to hold the Deposit (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent's obligations hereunder shall cease and terminate.

          17. Assignment. This Escrow Agreement shall not be assigned by either of the Other Parties without the prior written consent of Escrow Agent (such assigns of the Other Parties to which Escrow Agent consents, if any, and Escrow Agent's assigns being hereinafter referred to collectively as "Permitted Assigns").

          18. Severability. If one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Escrow Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions hereof shall be given full force and effect.

          19. Termination. This Escrow Agreement shall terminate upon the disbursement, in accordance with Sections 4 or 15 hereof, of the Deposit in full; provided, however, that in the event all fee, expenses, costs and other amounts required to be paid to Escrow Agent hereunder are not fully and finally paid prior to termination, the provisions of Section 10 hereof shall survive the termination hereof and, provided further, that the last two sentences of Section 8 hereof and the provisions of Section 9 hereof shall, in any event, survive the termination hereof.

          20. General. The section headings contained in this Escrow Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Escrow

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Agreement. This Escrow Agreement and any affidavit, certificate, instrument, agreement or other document required to be provided hereunder may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Unless the context shall otherwise require, the singular shall include the plural and vice-versa, and each pronoun in any gender shall include all other genders. The terms and provisions of this Escrow Agreement constitute the entire agreement among the parties hereto in respect of the subject matter hereof, and neither the Other Parties nor Escrow Agent has relied on any representations or agreements of the other, except as specifically set forth in this Escrow Agreement. This Escrow Agreement or any provision hereof may be amended, modified, waived or terminated only by written instrument duly signed by the parties hereto. This Escrow Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, devisees, executors, administrators, personal representatives, successors, trustees, receivers and Permitted Assigns. This Escrow Agreement is for the sole and exclusive benefit of the Other Parties and the Escrow Agent, and nothing in this Escrow Agreement, express or implied, is intended to confer or shall be construed as conferring upon any other person any rights, remedies or any other type or types of benefits.

          In Witness Whereof, the parties hereto have executed this Escrow Agreement to be effective as of the date first above written.

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                                   American TeleSource International, Inc.

                                   By: /s/ Arthur L. Smith
                                       ---------------------------------------
                                   Name:   Arthur L. Smith
                                   Title:  Chief Executive Officer

                                                                       "Party A"

                                   COMSAT de Mexico, S.A. de C.V.

                                   By: /s/ Mary Gramaglia
                                       ---------------------------------------
                                       Mary Gramaglia
                                       Attorney-in-Fact

                                                                       "Party B"

                                   CHASE BANK OF TEXAS,
                                    NATIONAL ASSOCIATION

                                   By: _________________________________________
                                   Name:  ______________________________________
                                   Title:  _____________________________________
                                                                  "Escrow Agent"

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                                  Schedule 1

               Telephone Number(s) for Call-backs and Person(s)
               Designated to Confirm Funds Transfer Instructions

If to Party A:

          Name                                 Telephone Number
          ----                                 ----------------

1.    Alice L. King                            (210)558-6090

2.    Ray Martinez                             (210)558-6090


If to Party B:

Name                                           Telephone Number
----                                           ----------------

1.    Mary Gramaglia                           (310)214-3788

2.    Bob Myer                                 (310)214-3090

Telephone call-backs shall be made to either Party A or B if joint instructions are required pursuant to the Escrow Agreement.

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                                   EXHIBIT A
                                   ---------

                               RELEASE OF ESCROW

re: Escrow Agreement dated effective as of June 6, 2000 between COMSAT Mexico, S.A. de C.V., American TeleSource International, Inc., and Chase Bank of Texas, N.A. (the "Escrow Agreement").


Date:   ______________

     The undersigned party to the Escrow Agreement hereby states that the party's conditions precedent to release of escrow specified in that Agreement for the Sale and Purchase of Part of the Issued Share Capital of Grupo Intelcom de Mexico, S.A. de C.V. dated effective June 6, 2000 have been satisfied, and hereby directs the Escrow Agent, upon receipt of a Release of Escrow executed by the other party to the Escrow Agreement to release the Deposit and the Share Transfer Evidence as directed in Section 4(a) of the Escrow Agreement.


         AMERICAN TELESOURCE INTERNATIONAL, INC.


         By:      _________________________
                  Arthur L. Smith,
                  Chief Executive Officer


         COMSAT Mexico, S.A. de C.V.


         By:      _________________________
                  Mary Gramaglia
                  Attorney-in-Fact

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                                    EXHIBIT B
                                    ---------

                              TERMINATION OF ESCROW

re: Escrow Agreement dated effective as of June 6, 2000 between COMSAT Mexico, S.A. de C.V., American TeleSource International, Inc., and Chase Bank of Texas, N.A. (the "Escrow Agreement").


Date:   ______________

     The undersigned party to the Escrow Agreement hereby states that the party's conditions precedent to release of escrow specified in that Agreement for the Sale and Purchase of Part of the Issued Share Capital of Grupo Intelcom de Mexico, S.A. de C.V. dated effective June 6, 2000 have not been satisfied, and hereby directs the Escrow Agent to release the Deposit and the Share Transfer Evidence as directed in Section 4(b) of the Escrow Agreement.

         AMERICAN TELESOURCE INTERNATIONAL, INC.


         By:      _________________________
                  Arthur L. Smith,
                  Chief Executive Officer

or

         COMSAT Mexico, S.A. de C.V.


         By:      _________________________
                  Mary Gramaglia
                  Attorney-in-Fact

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